Exhibit 99.1

India Globalization Capital Announces a Change in its Board of Directors
and the Creation of a Board of Advisors for China

BETHESDA, MD--(Marketwire – June 1, 2012) – India Globalization Capital, Inc. (NYSE MKT: IGC) (NYSE Amex: IGC), a company competing in the rapidly growing materials and infrastructure industry in India, announced today that its Board of Directors accepted the resignation of Director Danny Qing Chang, effective May 29, 2012.  The Company also announced the creation of a board of advisors for China as part of its effort to increase expertise and presence.  This board will include some of our key shareholders in China and other potential key industry experts.  The Company is speaking with individuals and expects to announce elections to the board of advisors in the near future.  “This is part of our overall effort to increase our core competency in the mining sector and deepen our contacts in Inner Mongolia and China,” said Mr. Ram Mukunda, IGC’s CEO.

About IGC:
Based in Bethesda, Maryland, India Globalization Capital (IGC) is a materials and infrastructure company operating in India and China.  We currently supply iron ore to Steel Companies operating in China and rock aggregate to the infrastructure industry in India.  For more information about IGC, please visit IGC's Web site at www.indiaglobalcap.com.

Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws.  Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms.  These forward-looking statements are based on the existing beliefs, assumptions, expectations, estimates, projections and understandings of the management of IGC concerning PRC Ironman with respect to future events at the time these statements are made.  These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict.  Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our competitive environment, infrastructure demands, iron ore availability and governmental, political, economic, legal and social conditions in China.

Factors that could cause actual results to differ, relate to the (i) ability of IGC to successfully execute on contracts and business plans, (ii) ability to raise capital and the structure of such capital including the exercise of warrants, (iii) exchange rate changes between the U.S. dollar, the Chinese RMB and the Indian rupee, (iv) weather conditions in China and India, (v) uncertainties with respect to the People's Republic of China’s legal and regulatory environment, and (vi) ability of the Company to access ports on the coasts of India.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's amended Annual Report on Form 10-K for the year ended March 31, 2011 and Schedule 14A filed on December 9, 2011 with the Securities and Exchange Commission.

Contact Information
Investor Relations Contact:
Mr. John Selvaraj
301-983-0998